AGREEMENT BY AND BETWEEN
Roebling Bank
Roebling, New Jersey
and
The Comptroller of the Currency

Roebling Bank, Roebling, New Jersey (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.
The Comptroller has found unsafe and unsound banking practices, including practices related to asset quality, management, criticized assets and earnings.
 In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.
ARTICLE I
JURISDICTION

(1)           This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).
(2)           This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).
(3) This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 163.555. (See 12 U.S.C. § 1831i).  Accordingly, the Bank will not be eligible for “expedited treatment” pursuant to 12 C.F.R. § 116.5.
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(4)           This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).
(5)           All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:
Assistant Deputy Comptroller
Philadelphia Field Office
1150 Northbrook Drive, Suite 303
Trevose, Pennsylvania  19053

ARTICLE II
COMPLIANCE COMMITTEE

(1)           Within ten (10) days, the Board shall appoint a Compliance Committee of at least three (3) directors, none of whom shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person.  Upon appointment, the Board shall submit to the Assistant Deputy Comptroller (“ADC”) in writing the names of the members of the Compliance Committee. The Board shall promptly report in writing any change in the Compliance Committee’s membership and the name of the new member to the ADC.  The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Agreement.
(2)           The Compliance Committee shall meet at least monthly and maintain detailed minutes of its meetings.
(3)           Within forty-five (45) days, and within ten (10) days of the end of each calendar quarter thereafter, the Compliance Committee shall issue a written report to the Board setting forth in detail:
(a)	a description of the actions taken to comply with each Article of this Agreement; and
(b)	the results and status of those actions.

(4)           The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the ADC within ten (10) days of receiving such report.
ARTICLE III
BOARD TO ENSURE COMPETENT MANAGEMENT AND BOARD SUPERVISION
(1)           Within ninety (90) days, the Board shall ensure the Bank has competent management, including the positions of Chief Executive Officer, President, Chief Operating Officer and Chief Credit Officer, in place on an ongoing basis to carry out the Board’s policies, ensure compliance with this Agreement, applicable laws, regulations, and OCC guidance, and manage the day-to-day operations of the Bank in a safe and sound manner.
(2)           Within thirty (30) days, the Board shall review the capabilities of the Bank’s management to perform present and anticipated duties and the Board will determine whether management changes will be made, including the need for additions to or deletions from current management.  The review shall be in writing and shall include the Board’s assessment of each officer’s experience, other qualifications and performance compared to the position’s description, duties and responsibilities, and with consideration to the comments made in the most recent Report of Examination and the requirements regarding development of a Profit Plan under Article VI of this Agreement.  Upon completion, the Board shall provide a copy of its written assessment to the ADC.
(3)           If the Board determines that an officer will continue in his or her position, but that the officer’s depth of skills needs improvement, the Board shall within forty-five (45) days develop and implement a written training program, with specific time frames, to improve the officer’s effectiveness and supervision over his or her area of responsibility.  The written training program shall be designed to ensure that the officer has the knowledge, skills and abilities necessary to perform his or her assigned duties and responsibilities competently and supervise others effectively.  Upon completion, a copy of the written program shall be submitted to the

ADC for a written determination of no supervisory objection.  Within ten (10) days of receiving the ADC’s written determination of no supervisory objection, the Board shall ensure the Bank implements the training program.
(4)           For any “senior executive officer” (as that term is defined at 12 C.F.R. Part 163, Subpart H) position that is or becomes vacant, including any vacancy resulting from the Board’s realignment of an existing officer’s duties or responsibilities, the Board shall comply with the requirements of 12 U.S.C. § 1831i and 12 C.F.R. Part 163, Subpart H prior to appointing an individual to fill such position.
(5)           Prior to the appointment of any individual to an executive officer position, the Board shall submit to the Director written notice containing the information that 12 C.F.R. Part 163, Subpart H requires for senior executive officers.  The Director shall have the power to disapprove the appointment of the proposed executive officer.  However, the failure to exercise such veto power shall not constitute an approval or endorsement of the proposed executive officer.  The requirement to submit information and the prior disapproval provisions of this paragraph are based upon the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Director to complete his review and act on any such information or authority within ninety (90) days.
(6)           Within sixty (60) days, the Board shall ensure its written performance appraisal program for Bank management (i) identifies objectives by which each officer’s effectiveness will be measured and (ii) establishes criteria for evaluating performance according to the position’s description and responsibilities, and for measuring performance against the Bank’s goals and objectives.  Upon completion, a copy of the written program shall be submitted to the ADC.
(7)           Within ninety (90) days, the Board shall develop a written management succession plan for the Bank that:

(a)
identifies each key management or staff position required for the Bank to operate in a safe and sound manner (“Key Employee Position”). At a minimum, each of the following shall be deemed to be a Key Employee Position for purposes of this Agreement: President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Credit Officer, BSA Officer, Compliance Officer and the position responsible for oversight of the Bank’s information technology environment, operations and activities.

(b)	identifies individuals to fill an anticipated or unanticipated vacancy in each Key Employee Position;
(c)
documents the Board’s reasons for selecting an identified individual to fill a vacancy in a particular Key Employee Position, and the basis on which the Board determined the individual has the experience, other qualifications, and competency to perform the duties and responsibilities of the position; and

(d)
describes in detail what action the Board will take in the event the Board is unable to identify an individual within the Bank to fill an anticipated or unanticipated vacancy in a particular Key Employee Position, including a specific timeline for action.

(8)           The Board shall review and update the management succession plan at least annually and more frequently if necessary.
(9)           Upon completion, and upon any updates to, the management succession plan, a copy of the plan shall be submitted to the ADC.

(10)           Within ninety (90) days, the Board shall prepare and submit to the ADC a written self-assessment that includes:
(a)
a review of the information Board members receive from management on Bank operations and a determination of whether Board members are receiving sufficient  information on the operation of the Bank  to enable them to provide proper oversight and fulfill their fiduciary and other responsibilities under law;

(b)	an analysis of the knowledge and skills necessary for individual members to serve as effective directors and properly supervise the Bank’s affairs;
(c)
the Board’s consideration of whether it has the requisite knowledge and skills to fulfill its duties, including overseeing management’s implementation of the corrective actions detailed in this Agreement;

(d)
the Board’s consideration of and determination regarding whether it is in the Bank’s best interest to recruit and appoint additional directors to expand the Board’s level of knowledge and skills required to properly supervise the Bank’s affairs.

(11)           The ADC shall have the right to determine the adequacy of the assessment and its compliance with the terms of this Agreement.
ARTICLE IV
INTERNAL AUDIT
(1)           Within thirty (30) days, the Board shall adopt changes to the Bank’s internal audit program, and the Bank shall implement and thereafter ensure adherence to a revised independent internal audit program that is consistent with the Internal Audit Section of the Office of Thrift Supervision (“OTS”) Handbook, Section 355(February 2002), the Standards for Internal Audit

Systems at 12 C.F.R. Part 170, Appendix A, and any subsequent OCC guidance that includes at a minimum:
(a)
development and maintenance of a risk-based audit plan, covering both financial and non-financial areas of the Bank, with risk assessments to support the frequency and scope of reviews for each area covered by the plan;

(b)
well documented procedures and testing to support the scope of each audit that adequately address internal controls, systems and the Bank’s compliance with established policies and procedures, and applicable laws, regulations and regulatory guidance;

(c)	an assessment of the effectiveness of policies, procedures, controls, and management oversight relating to accounting and financial reporting;
(d)
auditors with the knowledge, experience and skills (including in specialty areas such as Bank Secrecy Act/Anti-Money Laundering (“BSA/AML”) compliance and information technology and security), to detect weaknesses, irregularities and instances of noncompliance, and conclude on the overall effectiveness of the Bank’s internal controls, systems, policies, procedures and risk management practices in all areas covered by the audit plan; and

(e)	audit exception tracking reports that include all audit recommendations and regulatory findings, with identified timeframes for follow-up.
(2) The Audit Committee shall annually review and approve the audit plan to ensure that audit risk assessments prepared by management appropriately reflect any changes in the Bank’s operating environment and continue to support a risk based plan.

(3)           The Audit Committee shall evaluate the audit reports of any party providing services to the Bank, and shall assess the impact on the Bank of any audit deficiencies cited in such reports.
(4)           The Audit Committee shall ensure that immediate actions are undertaken to remedy deficiencies cited in audit reports, and that auditors maintain a written record describing those actions.
(5)           The Audit Committee shall keep minutes of its meetings and shall report to the full Board at least quarterly, or more frequently if warranted.
(6)           Upon completion, a copy of the audit program shall be submitted to the ADC.
ARTICLE V
CRITICIZED ASSETS
(1)           Within thirty (30) days, the Board shall adopt revisions to and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter ensure adherence to a revised written Criticized Asset Reduction Plan (“CARP”) designed to protect the Bank’s interest in those assets criticized in the most recent Report of Examination (“ROE”) in any subsequent ROE, by any internal or external loan review, or in any list provided to management by OCC examiners during any examination as "doubtful," "substandard," or "special mention."  The CARP shall continue to include Asset Action Plans (“AAPs”), except the Bank shall revise or develop AAPs as needed to ensure that the CARP identifies all credit relationships and other assets totaling in aggregate two hundred and fifty thousand dollars ($250,000) or more, criticized as "doubtful," "substandard," or "special mention," and that each AAP otherwise meets the requirements listed below. The AAPs shall continue to be updated and submitted to the Board monthly. Each AAP shall cover an entire credit relationship and include, at a minimum, analysis and documentation of the following:

(a)	the origination date and any renewal or extension dates, amount, purpose of the loan, and the originating and current loan officer(s);
(b)	the expected primary and secondary sources of repayment, and an analysis of the adequacy of the repayment source;
(c)
the appraised value of supporting collateral and the position of the Bank's lien on such collateral, where applicable, as well as other necessary documentation to support the current collateral valuation;

(d)	an analysis of current and complete credit information, including cash flow analysis where loans are to be repaid from operations;
(e)	results of any ASC 310 impairment analysis;
(f)	significant developments, including a discussion of changes since the prior AAP, if any; and
(g)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.
(2)           Upon adoption, a copy of the CARP shall be submitted to the ADC.  The AAPs shall be submitted to the ADC on a quarterly basis.
(3)           The Bank shall not extend credit, directly or indirectly, including renewals, modifications or extensions, to a borrower whose loans or other extensions of credit are criticized in any ROE, in any internal or external loan review, or in any list provided to management by OCC Examiners during any examination, unless and until the Board, or its designated committee, finds and documents in writing that each of the following conditions is met:
(a)	the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, modifying or extending any additional credit, a majority of the full Board, or its designated committee, approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank.  A copy of the findings and approval of the Board or designated committee shall be maintained in the credit file of the affected borrower and made available for review by OCC Examiners;
(b)
the Bank has performed a written credit and collateral analysis as required in paragraph (1)(c) and (d) of this Article and, if necessary, the proposed action referred to in paragraph (1)(g) of this Article is revised, as appropriate; and

(c)	the Board's formal plan to collect or strengthen the criticized asset will not be compromised by the extension of additional credit.
A copy of the findings, including why such extension is necessary to promote the best interests of the Bank, and approval of the Board or its designated committee shall be maintained in the credit file of the affected borrower.
ARTICLE VI
PROFIT PLAN

(1)           Within sixty (60) days, the Board shall develop and forward to the ADC for his review a written Profit Plan for the Bank that is acceptable to the ADC.  The Plan shall describe actions the Bank will take to improve and sustain earnings and shall include at a minimum:
(a)	identification of the major areas in and means by which the Board will seek to improve the Bank's operating performance, including the specific products and services the Bank will offer;
(b)	incorporation of the Bank’s budgeting process to provide realistic and comprehensive budgets, including projected balance sheets and year-end income statements;

(c)	continuation of the Bank’s practice of monitoring the Bank’s income and expenses and comparing actual figures with budgetary projections;
(d)
revisions to the Bank’s budget review process to ensure management, when comparing actual figures with budgetary projections, takes into consideration any events impacting budgetary projections and revises budgetary projections for subsequent periods accordingly; and

(e)	a description of the operating assumptions that form the basis for major projected income and expense components.
(2)           The Board shall submit to the ADC annual budgets as described in paragraph (1) above for the Bank’s fiscal year 2013 on or before August 31, 2012.  For each year thereafter this Agreement remains in effect, the Board shall submit to the ADC on or before August 31, the annual budgets for the Bank’s following fiscal year.
(3)           The Board shall forward comparisons of its balance sheet and profit and loss statement to the profit plan projections to the ADC on a quarterly basis.
(4)           Prior to adoption by the Board, the Profit Plan shall be submitted to the ADC for a prior written determination of no supervisory objection.  The Board shall review and update the Bank’s Profit Plan at least annually and more frequently if necessary or if required by the ADC in writing.  Revisions to the Bank’s Profit Plan shall be submitted to the ADC for a prior written determination of no supervisory objection.  At the next Board meeting following receipt of the ADC’s written determination of no supervisory objection, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter ensure adherence to the Profit Plan and any amendments or revisions thereto.
(5)           Until the Profit Plan required under this Article has been submitted by the Bank for OCC review, has received a written determination of no supervisory objection from the OCC,

and is being implemented by the Bank, the Bank shall not significantly deviate from the products, services, asset composition and size, funding sources, structure, operations, policies, procedures, and markets of the Bank that existed before this Agreement without first obtaining the OCC’s prior written determination of no supervisory objection to such significant deviation.  Any request to the OCC for prior written determination of no supervisory objection to a significant deviation must be submitted to the ADC at least 30 days in advance of the significant deviation and shall include:
(a)
an assessment of the adequacy of the Bank’s management, staffing levels, organizational structure, financial condition, capital adequacy, funding sources, management information systems, internal controls, and written policies and procedures with respect to the proposed significant deviation, and

(b)
the Bank’s evaluation of its capability to indentify, measure, monitor, and control the risks associated with the proposed significant deviation, and specifically with regard to any proposed increase in commercial lending activities, how the Bank will ensure continued compliance with Board established concentration limits, loan underwriting policies and procedures  and credit administration practices.

(c)	an assessment of how such deviation is consistent with the goals and objectives outlined in the Bank’s overall strategic plan.
(6)           For the purposes of this Article, changes that may constitute a significant deviation from the Profit Plan include, but are not limited to, a change in the Bank's marketing strategies, products and services, marketing partners, underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing,

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accounting processes and practices, or funding strategy, any of which, alone or in the aggregate, may have a material impact on the Bank's operations or financial performance; or any other changes in personnel, operations, or external factors that may have a material impact on the Bank's operations or financial performance.
ARTICLE VII
INFORMATION TECHNOLOGY
(1)           Within sixty (60) days, the Board shall review the qualifications and experience of the individual with designated responsibility for oversight of the Bank’s information technology environment, operations and activities to ensure the individual has the competence and skills to supervise effectively the Bank’s information technology environment, operations and activities and manage implementation of the corrective actions required under this Article. The Board shall forward its review to the ADC within ten (10) days of completion.
(2)           Within ninety (90) days, the Board shall adopt revisions to, and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter ensure adherence to a comprehensive, written revised Information Security Program designed to ensure the safety and soundness of the Bank’s operations and to support the Bank’s efforts to comply with 12 C.F.R. Part 170, Appendix B, Interagency Guidelines Establishing Information Security Standards (“Guidelines”).  The Information Security Program shall be consistent with the guidance contained in the “Information Security” booklet of the FFIEC Information Technology Examination Handbook  and shall, at a minimum, include:

(a)	a corporate-wide assessment of the risks to its customer information or customer information systems and a written report evidencing such assessment. The assessment shall include:
(i)	the identification of reasonably foreseeable internal and external threats that could result in unauthorized disclosure, misuse,

(i)	alteration, or destruction of customer information or customer information systems;
(ii)	an assessment of the likelihood and potential damage of these threats, taking into consideration the sensitivity of customer information; and
(iii)	an assessment of the sufficiency of policies, procedures, customer information systems, and other arrangements in place to control risks.
(b)	a process to monitor and control the identified risks, commensurate with the sensitivity of the information as well as the complexity and scope of bank activities;
(c)	appropriate training for staff to implement the program;
(d)
regular testing of key controls, systems and procedures of the Information Security Program by independent third parties or staff independent of those who develop or maintain the program, with the frequency and nature of such tests determined by the risk assessment;

(e)	policies and procedures for overseeing and managing risks associated with any service provider arrangements;
(f)
a process to monitor and evaluate the program and make appropriate  adjustments in light of any relevant changes in technology or the Bank’s environment, business, systems or service provider arrangements or other factors impacting the program; and

(g)
reports to the Board, at least annually, on the status of the Information Security Program, how the program meets the Guidelines and other material matters related to the program, including among other things, the results of any testing performed.

(3)           The Board shall review and approve the Bank’s Information Security Program annually.
(4)           The Board shall establish and the Bank shall implement and thereafter ensure adherence to a process that requires the results of any third party review or assessment of the Bank’s information technology systems, practices or procedures to be directly reported to the Board.  Any such reports to the Board shall also include management responses along with a time line for management follow-up, as appropriate.
(5)           Within one hundred and twenty (120) days, the Board shall revise and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter ensure adherence to a revised written enterprise-wide Business Continuity Planning Process that complies with the guidance contained in the “Business Continuity Planning” booklet of the FFIEC Information Technology Examination Handbook and at a minimum includes :
(a)           a business impact analysis that includes:
(i)	the identification of the potential impact of uncontrolled, non-specific events on the institution’s business processes and its customers; and
(ii)	an estimation of the maximum allowable downtime and acceptable levels of data, operations, and financial losses.
(b)           a risk assessment process that includes:
(i)	the prioritization of potential business disruptions based upon severity and likelihood of occurrence;

(i)	the prioritization of potential business disruptions based upon severity and likelihood of occurrence;
(ii)	a gap analysis comparing the institution’s existing business resumption plans, if any, to what is necessary to achieve recovery time and point objectives; and
(iii)	an analysis of threats based upon the impact on the institution, its customers, and the financial markets, not just the nature of the treat.
(c)	a risk management process that includes the development of a written, enterprise-wide business continuity plan (BCP);
(d)	a risk monitoring and testing program that includes:
(i)	documented testing of the BCP on at least an annual basis;
(ii)	independent audit and review of the BCP and testing program; and
(iii)	updating the BCP and testing program based on changes to personnel and the internal and external environments and gaps identified through testing.
(e)	training for staff on the BCP initially and as changes are made; and
(f)	the integration of other appropriate policies, standards and processes, e.g., security standards, crisis management, incident response, etc.
(6)           The Board shall forward a copy of the Business Continuity Planning Process, including the BCP and testing program to the ADC.
ARTICLE VIII
CAPITAL PLAN
(1)           Within ninety (90) days, the Board shall adopt a written Capital Plan for the Bank, covering at least a three (3) year period. The Capital Plan shall be developed with consideration of the Bank’s current and anticipated risks and in support of the goals and objectives developed in the Bank’s strategic plan. The Capital Plan shall be reviewed and updated at least annually and more frequently if necessary, and shall include:
(a)	specific plans for maintaining capital levels adequate to support the Bank’s current size, financial condition and risk profile;
(b)
projections for growth and capital requirements based upon a detailed analysis of the Bank’s assets, liabilities, earnings, and off-balance sheet activities, (including, e.g., current and pro forma financial statements and budgets) consistent with the goals and objectives established in the Bank’s strategic plan and the Profit Plan required to be developed under Article VI;

(c)	projections of the sources and timing of capital to meet the Bank’s current and future needs; and
(d)	contingency plans that identify alternative sources or methods to obtain additional capital should the primary sources identified in (c) be unavailable.
(2)           The Bank may pay a dividend or make a capital distribution only:
(a)	when the Bank is in compliance with its approved capital plan and would remain in compliance immediately following the payment of any dividend or other capital distribution;
(b)	the proposed dividend or other capital distribution is in compliance with 12 C.F.R. Part 163, Subpart E; and
(c)	after the Bank has obtained the ADC’s prior written determination of no supervisory objection.

(3)           Upon adoption, the Board shall promptly forward a copy of the Capital Plan to the ADC for review.
ARTICLE IX
CONTINGENCY FUNDING PLAN
(1)           Within ninety (90) days, the Board shall adopt and the Bank shall implement and thereafter ensure adherence to a revised Contingency Funding Plan consistent with the guidance in the Interagency Policy on Funding and Liquidity Risk Management contained in OCC Bulletin 2010-13 (March 22, 2010) that at a minimum:
(a)	identifies Bank specific stress events (e.g., deterioration in asset quality, negative press coverage, etc.) and delineates various levels of severity for each event;
(b)	requires the Bank to consistently perform and document scenario analyses that quantify expected funding needs and sources during stress events;
(c)	incorporates triggers beyond the regulatory-directed liquidity limits, and
(d)	identifies responsible personnel and establishes a reporting structure in the event the plan is enacted.
(2)           Upon adoption, the Board shall promptly forward a copy of the Contingency Funding Plan to the ADC for review.
ARTICLE X
TERMINATION OF SUPERVISORY AGREEMENT
(1)           This Agreement replaces and supersedes in its entirety the June 17, 2009 Supervisory Agreement executed by the Board and the Office of Thrift Supervision and the June 17, 2009 Supervisory Agreement is hereby terminated.

ARTICLE XI
OTHER PROVISIONS
(1)           Although the Board has agreed to submit certain programs, plans and reports to the ADC, the Board has the ultimate responsibility for proper and sound management of the Bank.
(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent him from so doing.
(3)           This Agreement shall be effective upon execution by the parties hereto, and its provisions shall continue in full force and effect until such time as they are amended by written mutual consent of the parties to this Agreement or excepted, waived, or terminated in writing by the Comptroller.
(4)           Any time requirements specified in this Agreement shall begin to run from the effective date of this Agreement.  Such time requirements may be extended in writing by the ADC for good cause upon written application by the Board.
(5)           In each instance in this Agreement in which the Board or a Board committee is required to ensure adherence to and undertake to perform certain obligations of the Bank, including the obligation to implement programs, plans, policies or other actions, it is intended to mean that the Board or Board committee shall:
(a)
ensure that the Bank has sufficient processes, personnel, and control systems to effectively implement and adhere to all provisions of this Agreement, and that personnel have sufficient training and authority to execute their duties and responsibilities under this Agreement;

(b)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;
(c)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;
(d)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and
(e)	require corrective action be taken in a timely manner on any non-compliance with such actions.
(6)           This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.  Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law.  The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.  The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.  The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ Joseph P. Kehoe	7/23/12
Joseph P. Kehoe Assistant Deputy Comptroller Philadelphia Field Office	Date

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Mark Dimon	7/23/12
Mark Dimon	Date
/s/ John Ferry	7/23/12
John Ferry	Date
/s/ Joan Geary	7/23/12
Joan Geary	Date
/s/ John LaVecchia	7/23/12
John LaVecchia	Date
/s/ George Nyikta	7/23/12
George Nyikita	Date
/s/ Robert Semptimphelter	7/23/12
Robert Semptimphelter	Date